Exhibit 99.1

Contact:	Michael Mitchell
The Medicines Company
973-290-6097
michael.mitchell@themedco.com

FOR IMMEDIATE RELEASE:

THE MEDICINES COMPANY REPORTS SECOND QUARTER AND FIRST HALF
2013 RESULTS
27% INCREASE IN SECOND QUARTER NET REVENUE TO $172.8 MILLION; 25% INCREASE IN FIRST HALF NET
REVENUE TO $328.6 Million
PARSIPPANY, NJ, July 24, 2013 --The Medicines Company (NASDAQ: MDCO), a global biopharmaceutical company focused on saving lives, alleviating suffering and improving the economic efficiency of the world's leading hospitals, today announced second quarter and first half financial results for 2013.

Financial highlights for the second quarter of 2013 were as follows:

•	Net revenue increased by 27% to $172.8 million for the second quarter of 2013 from $135.7 million in the second quarter of 2012.

•	Angiomax US sales increased by 14% to $137.9 million in the second quarter of 2013 compared to $121.2 million in the second quarter of 2012.

•	Recothrom US sales were $17.9 million for the second quarter of 2013.

•	Angiomax/Angiox international net revenue in the second quarter of 2013 increased by 11% to $13.2 million compared with $11.9 million in the second quarter of 2012.

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Net income for the second quarter of 2013 was $18.1 million, or $0.30 per share, compared with net income of $13.8 million, or $0.25 per share, for the second quarter of 2012. The second quarter of 2013 includes a one-time expense for an arbitration award in the amount of $5.0 million.

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Adjusted net income for the second quarter of 2013 increased 62% to $29.2 million, or $0.50 per share, compared to adjusted net income of $18.0 million, or $0.32 per share, for the second quarter 2012. Adjusted net income excludes amortization of acquired intangible assets, deal related charges, stock-based compensation expense, arbitration award, changes in contingent consideration, non-cash interest and net income tax adjustments.

Financial highlights for the first half of 2013 were as follows:

•	Net revenue increased by 25% to $328.6 million for the first half of 2013 from $262.3 million in the first half of 2012.

•	Angiomax US sales increased by 14% to $269.3 million in the first half of 2013 compared to $236.7 million in the first half of 2012.

•	Recothrom US sales were $26.5 million for the first half of 2013.

•	Angiomax/Angiox international net revenue in the first half of 2013 increased by 10% to $24.8 million compared with $22.6 million in the first half of 2012.

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Net income for the first half of 2013 was $6.5 million, or $0.11 per share, compared with net income of $21.3 million, or $0.38 per share, for the first half of 2012. The first half of 2013 includes one-time costs in the amount of $40.6 million including licensing costs of $25 million for a transaction with Alnylam on the PCSK9 RNAi hypercholesterolemia program, a restructuring charge of $6.4 million, $4.2 million of deal costs and an arbitration award in the amount of $5.0 million.

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Adjusted net income for the first half of 2013 increased 64% to $47.2 million, or $0.82 per share, compared to adjusted net income of $28.7 million, or $0.52 per share, for the first half of 2012. Adjusted net income excludes upfront collaboration payments, amortization of acquired intangible assets, acquisition related charges, restructuring charges, stock-based compensation expense, arbitration award, changes in contingent consideration, non-cash interest and net income tax adjustments.

Glenn Sblendorio, President and Chief Financial Officer of The Medicines Company, stated, "Our first half 2013 revenues show a continued diversification of growth sources, as our hospital portfolio and global geographies expand. Additionally, our near term anticipated growth drivers advanced significantly in the second quarter, as we reported positive Phase 3 results of the oritavancin Phase 3 SOLO II trial, filed for US approval for cangrelor, and completed clinical work toward filings for IONSYS.”
In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at adjusted net income and adjusted earnings per share amounts for the three- month periods and year to date periods ended June 30, 2013 and June 30, 2012.

There will be a conference call with management today at 8:30 a.m. Eastern Time to discuss first half 2013 financial results, operational developments and outlook. The conference call will be available via phone and webcast. The webcast can be accessed at The Medicines Company website at www.themedicinescompany.com.

The conference call will be available via phone and webcast. The dial in information is listed below:
Domestic Dial In: 866 515 2913
International Dial In: +617 399 5127
Passcode for both dial in numbers: 42165066
Replay is available from 10:30 a.m. Eastern Time following the conference call through August 8, 2013. To hear a replay of the call dial 888 286.8010 (domestic) and 617 801 6888 (international). Passcode for both dial in numbers is 40760900.

This call is being webcast and can be accessed via The Medicines Company website at www.themedicinescompany.com.

The Medicines Company
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)	Three months ended June 30,
	2013	2012

Net revenue	$172,826	$135,702
Operating expenses:
Cost of revenue	63,938	42,681
Research and development	27,025	32,962
Selling, general and administrative	52,944	40,467
Total operating expenses	143,907	116,110

Income from operations	28,919	19,592
Co-promotion income	4,068	2,500
Interest expense	(3,704)	(784)
Other income	605	697
Income before income taxes	29,888	22,005
Provision for income taxes	(11,854)	(8,251)

Net income	18,034	13,754
Net loss attributable to non-controlling interest	60	1
Net income attributable to The Medicines Company	$18,094	$13,755

Basic earnings per common share attributable to The Medicines Company	$0.33	$0.25
Shares used in computing basic earnings per common share	55,553	54,035

Diluted earnings per common share attributable to The Medicines Company	$0.30	$0.25
Shares used in computing diluted earnings per common share	60,261	55,556

The Medicines Company
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)	Six months ended June 30,
	2013	2012

Net revenue	$328,579	$262,312
Operating expenses:
Cost of revenue	120,653	81,344
Research and development	85,221	65,740
Selling, general and administrative	116,426	83,653
Total operating expenses	322,300	230,737

Income from operations	6,279	31,575
Co-promotion income	7,818	2,500
Interest expense	(7,377)	(784)
Other income	803	759
Income before income taxes	7,523	34,050
Provision for income taxes	(1,095)	(12,725)

Net income	6,428	21,325
Net loss attributable to non-controlling interest	93	1
Net income attributable to The Medicines Company	$6,521	$21,326

Basic earnings per common share attributable to The Medicines Company	$0.12	$0.39
Shares used in computing basic earnings per common share	54,804	54,036

Diluted earnings per common share attributable to The Medicines Company	$0.11	$0.38
Shares used in computing diluted earnings per common share	59,154	55,614

Balance Sheet Items
(in thousands)	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
Cash, cash equivalents and available for sales securities	$301,003	$570,321
Total assets	$1,149,923	$972,182
Convertible senior notes (due 2017)	$231,025	$226,109
Stockholders' equity	$657,611	$586,306

The Medicines Company
Reconciliation of GAAP to Adjusted Net Income
(unaudited)

		Three months ended June 30,		Six months ended June 30,
(in thousands)		2013	2012	2013	2012

Net income attributable to The Medicines Company - GAAP		$18,094	$13,755	$6,521	$21,326
Before tax adjustments:
Cost of revenue: (excluding amortization of acquired intangible assets)
Stock based compensation expense	(1)	67	38	105	73
Restructuring charges	(2)	—	—	581	—
Research and development:
Stock based compensation expense	(1)	966	480	1,738	1,026
Restructuring charges	(2)	—	—	1,252	—
Upfront collaboration payments	(3)	—	—	25,000	—
Selling, general and administrative: (excluding amortization of acquired intangible assets)
Stock based compensation expense	(1)	4,813	3,663	8,360	6,196
Restructuring charges	(2)	—	—	4,525	—
Expenses incurred for certain transactions	(4)	581	—	4,169	—
Arbitration award	(5)	5,000	—	5,000	—
Amortization of acquired intangible assets	(6)	6,137	1,133	11,075	2,172
Change in contingent value rights	(7)	(5,283)	573	(5,648)	1,137
Other:
Non-cash interest expense	(8)	2,759	577	5,487	577
Net income tax adjustments	(9)	(3,900)	(2,192)	(20,938)	(3,796)
Net income attributable to The Medicines Company - Adjusted		$29,234	$18,027	$47,227	$28,711

Net income per share attributable to The Medicines Company - Adjusted
Basic		$0.53	$0.33	$0.86	$0.53
Diluted	(10)	$0.50	$0.32	$0.82	$0.52
Note: Amounts may not sum due to rounding
Explanation of Adjustments:
(1) Exclude share based compensation of $5,846 and $4,181 for three months ended June 30, 2013 and June 30, 2012, and $10,203 and $7,295 for the six months ended June 30, 2013 and June 30, 2012.
(2) Exclude restructuring charges relating to headcount reduction of $6,358 for six months, June 30, 2013.
(3) Exclude upfront payments for research and development collaboration arrangements.
(4) Exclude charges related to the acquisition of Incline, license of Recothrom and acquiring option for ProFibrix.
(5) Exclude one time arbitration award to Eagle.
(6) Exclude amortization of intangible assets resulting from transactions with Nycomed, CSL, APP, Teva, and BMS.
(7) Exclude changes in contingent value rights due to shareholders of Targanta Therapeutics and Incline Therapeutics.
(8) Exclude non-cash interest expense related to convertible senior notes.
(9) Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments.
(10) Reflects impact of note hedge transactions on outstanding diluted share amounts associated with convertible senior notes.

In addition to the financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.